EXHIBIT 99.2
NOMINATING & GOVERNANCE
COMMITTEE CHARTER
Purpose
The Nominating & Governance Committee is appointed by the Board (1) to assist the Board by considering management’s qualified candidates for, and by identifying other individuals qualified to become, Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders or for appointment to fill vacancies on the Board; (2) to recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board in the annual review of the performance of the Board and its committees; (4) to recommend to the Board director nominees for each committee; (5) to advise the Board and make recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices; and (6) to perform such other functions as the Board may assign to the Committee from time to time.
Committee Membership
The Nominating & Governance Committee shall consist of no fewer than three members. The members of the Nominating & Governance Committee shall meet the independence requirements of the New York Stock Exchange.
The members of the Nominating & Governance Committee shall be appointed and replaced by the Board.
Committee Authority and Responsibilities
The Nominating & Governance Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Committee. Without limiting the generality of the preceding statements, the Nominating & Governance Committee shall have authority, and is entrusted with the responsibility, to take the following actions:
1.	The Nominating & Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Nominating & Governance Committee shall also have authority to obtain advice and assistance from management, internal or external legal, accounting or other advisors.

2.	The Nominating & Governance Committee shall actively seek individuals qualified to become board members for recommendation to the Board. The Nominating & Governance Committee shall treat recommendations for director that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in the Company’s proxy statement for its annual meeting of stockholders.

3.	The Nominating & Governance Committee shall receive comments from all directors and report annually to the Board with an assessment of the performance of the Board, the Board’s committees and management, to be discussed with the full Board following the end of each fiscal year.

4.	The Nominating & Governance Committee shall review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

5.	The Nominating & Governance Committee may form and delegate authority to subcommittees when appropriate.

6.	The Nominating & Governance Committee shall make regular reports to the Board.

7.	The Nominating & Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

8.	The Nominating & Governance Committee shall annually review its own performance and submit itself to a review and evaluation by the Board.

9.	The Nominating & Governance Committee shall periodically review all transactions (each, a “Related Person Transaction”) that would require disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission (“SEC”) and make a recommendation to the Board regarding the initial authorization or ratification of any such transaction. In the event that the Board considers ratification of a Related Person Transaction and determines not to so ratify, management shall make all reasonable efforts to cancel or annul such transaction. All authorized or ratified Related Person Transactions shall be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In determining whether or not to recommend the initial approval or ratification of a Related Person Transaction, the Nominating & Governance Committee shall consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: (a) whether there is an appropriate business justification for the transaction; (b) the benefits that accrue to the Company as a result of the transaction; (c) the terms available to unrelated third parties entering into similar transactions; (d) the impact of the transaction on a director’s independence (in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (e) the availability of other sources for comparable products or services; (f) whether it is a single transaction or a series of ongoing, related transactions; and (g) whether entering into the transaction would be consistent with the Company’s Code of Business Conduct and Ethics.

10.	The Nominating & Governance Committee shall review management’s monitoring of the Company’s compliance programs and policies, including the Company’s Corporate Code of Business Conduct and Ethics.

11.	The Nominating & Governance Committee shall review the advisability or need for any changes in the number and composition of the Board and the Board’s committee structure.

12.	The Nominating and Governance Committee shall recommend to the Board the composition of each Board committee and the individual director to serve as Chairman of each committee, endeavoring to cause one member of the Audit Committee to satisfy the definition of “audit committee financial expert” as set forth in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission.

13.	The Nominating & Governance Committee shall meet on succession planning, whereby the Nominating & Governance Committee shall identify, and periodically update, the qualities and characteristics necessary for an effective Chief Executive Officer and monitor and review the development and progression of potential candidates against these standards.

14.	The Nominating & Governance Committee shall consult with the Chief Executive Officer on senior management succession planning.

15.	The Nominating & Governance Committee shall develop and evaluate a general education and orientation program for directors, and present a report to the Board and make appropriate recommendations for final Board action regarding this program.

16.	The Nominating & Governance Committee shall review the Board’s policy regarding the structure of the offices of Chairman of the Board and Chief Executive Officer.
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This Charter will be posted on the Company’s website as required by applicable rules and regulations and will be available at the Company’s offices in Lafayette, Louisiana. In addition, the Company will disclose in its proxy statement for its annual meeting of stockholders that a copy of this Charter is available on the Company’s website and may be obtained by stockholders upon written request.
Amended and Restated August 13, 2009.